EXHIBIT 23.1
                                                                    ------------



            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Of Orbit International Corp.:

We consent to the incorporation by reference in this registration statement filed on Form S-3 of Orbit International Corp. of our report dated February 18, 2005, on the consolidated balance sheet of Orbit International Corp. and Subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which appear in the December 31, 2004 Annual Report on Form 10-KSB of Orbit International Corp. We also consent to the reference to our firm under the heading "Experts" in the registration statement.


GOLDSTEIN  GOLUB  KESSLER  LLP
New  York,  New  York

December  21,  2005